UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 26, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 31, 2007, Maxim Integrated Products, Inc. (the "Company" or "Maxim") announced the results of a review by the Special Committee of its Board of Directors of certain stock option grants and practices. The Special Committee conducted its investigation with the assistance of independent legal counsel, Orrick, Herrington & Sutcliffe LLP, and with the forensic accounting assistance of LECG Corporation.

The Special Committee initially was formed to respond to allegations of backdating with respect to certain stock options granted to officers from mid 1995 through 2002. During its investigation, the Special Committee expanded the scope of its review to include director and non-officer employee stock option grants from mid 1995 through 2006 and determined the following:

  Grants to officers: The stock option grants to officers under review were approved by either the Board of Directors or the Compensation Committee. The Special Committee determined that all options granted to officers of the Company were properly granted. The Special Committee also found no evidence to suggest that any of the outside directors engaged in any wrongdoing or malfeasance with respect to any Maxim stock option grants. This included grants to officers, non-officer employees and directors.

  Grants to employees and directors: The Special Committee found that, during the period under review, there were deficiencies related to the process for granting stock options to employees and directors and, specifically, that in certain instances from the beginning of fiscal year 2000 until the end of fiscal year 2006, the recorded exercise price of stock option grants to employees and directors differed from the fair market value of the underlying shares on the actual measurement date.

  No Self-Enrichment: The Special Committee did not find any evidence that any member of current or former management or the board of directors engaged in any action involving the grant of a stock option for self-enrichment.

The Company believes that accounting adjustments to previously issued financial statements to reflect stock-based compensation at measurement dates different from the original measurement dates used for certain grants to employees and directors are material and expects to restate its financial statements for the fiscal years 2000 through 2005 and the related interim periods through March 25, 2006. The Special Committee also believes that due to possible process problems in the granting of stock options in prior periods, financial statements for earlier fiscal years may be restated. The Company has not yet determined the amount to be restated in any specific period, nor has the Company determined the tax consequences that may result from these matters or whether any tax consequences will give rise to additional tax liabilities. Accordingly, the financial statements, the related reports of its independent registered accountants, and all earnings press releases and similar communications issued by the Company relating to the periods discussed above (fiscal years 2000 through 2005 and the related interim periods through March 25, 2006) should not be relied upon. The Company presently expects that it will be able to announce limited financial information for its financial results for the second quarter of fiscal 2007 and intends to prepare restated financial statements for all affected periods as soon as practicable.

The Company's Board of Directors has discussed the matters disclosed in this filing with the Company's independent accountants.

The press release issued by Maxim on January 31, 2007 announcing the matters described in this filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 31, 2007, Carl Jasper resigned as the Company's Chief Financial Officer.

(c)

On January 31, 2007, Alan Hale, the Chief Financial Officer of Dallas Semiconductor from 1992 through 2001 and current Maxim Vice President, was appointed interim Chief Financial Officer of the Company. The terms of Mr. Hale's appointment as interim Chief Financial Officer have not yet been determined. Mr. Hale is 46 years old.

Item 8.01.    Other Events.

On January 26, 2007, former Chief Executive Officer, John F. Gifford, who stepped down for health reasons in December 2006, retired as a strategic advisor to the Company.

The Nasdaq Listing Qualifications Panel has granted the Company's request for an extension of time to file its delinquent periodic reports. Pursuant to the extension, the Company's common stock will continue to be listed on The Nasdaq Stock Market subject to the timely provision to Nasdaq of certain information concerning the investigation and filing of the delinquent periodic reports, and any required restatements, on or before March 26, 2007.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press Release, dated January 31, 2007.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 1, 2007

MAXIM INTEGRATED PRODUCTS, INC.

By: /s/ Tunc Doluca Tunc Doluca Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release, dated January 31, 2007. PDF filed as a courtesy